UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 7, 2014

ONCOSEC MEDICAL INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	000-54318	98-0573252
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9810 Summers Ridge Road, Suite 110 San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 662-6732

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements or Certain Officers

(e)

Base Salary Adjustments and Bonus Payments for the Company’s Chief Executive Officer and Chief Financial Officer

On March 7, 2014, the Board of Directors (the “Board”) of OncoSec Medical Incorporated (the “Company”) approved certain base salary adjustments and bonus payments for the Company’s Chief Executive Officer, Punit Dhillon, and the Company’s Chief Financial Officer, Veronica Vallejo.  The Board approved such matters pursuant to the recommendation of the Compensation Committee of the Board (the “Compensation Committee”).  The amounts of the foregoing base salary adjustments and bonus payments for Mr. Dhillon and Ms. Vallejo are summarized as follows: (i) Mr. Dhillon’s current base salary was increased by $60,000 to $380,000 and he was awarded a bonus payment of $125,000 and (ii) Ms. Vallejo’s current base salary was increased by $40,000 to $260,000 and she was awarded a bonus payment of $75,000.

Stock Option Awards

Also on March 7, 2014, and pursuant to the recommendation of the Compensation Committee, the Board granted (i) to Mr. Dhillon, stock options to purchase up to 2,000,000 shares of the Company’s common stock and (ii) to Ms. Vallejo, stock options to purchase up to 1,000,000 shares of the Company’s common stock (collectively, the “Options”).  The Options each have an exercise price of $0.805 per share, which is equal to the closing price of the Company’s common stock on the date of grant.  The Options are each subject to a term of 10 years and will generally be forfeited if not exercised before the expiration of that term, or, if earlier, after the three-month period following the recipient’s cessation of service to the Company. The Options each vest pursuant to the following schedule, subject to the recipient’s continued service to the Company through each vesting date: 25% of the shares subject to the Options vested upon the date of grant, and 1/36th of the remaining shares subject to the Options will vest monthly thereafter. The Options also each provide for full acceleration of vesting upon a change of control of the Company.

The Options were granted outside of the Company’s 2011 Stock Incentive Plan (the “Plan”), pursuant to stand-alone stock option award agreements (the “Award Agreements”) between the Company and each of Mr. Dhillon and Ms. Vallejo, with terms summarized above and otherwise similar to those of non-qualified stock options previously granted under the Plan. The foregoing description of the Award Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Award Agreements, which are attached as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

The foregoing base salary adjustments, bonus payments and stock option grants are consistent with the terms of the Company’s employment agreements with Mr. Dhillon and with Ms. Vallejo, which are each dated as of May 18, 2011 and which generally provide for: (a) the review of each executive’s base salary at least annually, which may be increased from time to time as determined in the discretion of the Board or the Compensation Committee; (b) the eligibility of each executive to receive an annual discretionary bonus in an amount determined by the Board of Directors or the Compensation Committee; (c) the issuance of stock options to each executive pursuant to the Company’s equity compensation plans or agreements approved by the Board from time to time as determined in the discretion of the Board or the Compensation Committee; and (d) full acceleration of vesting of stock options held by the executive in the event of a change of control of the Company.

Item 9.01                   Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description
10.1*	2014 Stock Option Award Agreement, dated March 7, 2014, by and between the Company and Punit Dhillon.

10.2*	2014 Stock Option Award Agreement, dated March 7, 2014, by and between the Company and Veronica Vallejo.

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOSEC MEDICAL INCORPORATED

Dated: March 13, 2014	By:	/s/ Punit Dhillon
Name: Punit Dhillon
Title: President & Chief Executive Officer